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Exhibit 99.1

[Equity Oil Letterhead]

NEWS RELEASE
RELEASED AT 7:00 AM MST November 5, 2003

CONTACTS:	Paul Dougan, President Dave Donegan, Vice President (801) 521-3515

EQUITY OIL REPORTS THIRD QUARTER AND NINE MONTHS RESULTS

        SALT LAKE CITY—(PR Newswire)—November 5, 2003—Equity Oil Company (NASDAQ NM: EQTY) today reported results for the nine months and the three months ending September 30, 2003.

        Total revenues for the third quarter of 2003 were $6.7 million compared to $6.1 million for the same period in 2002. Net income for the quarter was $576,518 or five cents per share versus $912 or zero cents per share in 2002. Equity's EBITDAX (earnings from continuing operations before income taxes, interest, accretion expense, depreciation and amortization, 3-D costs and exploration expenses) for the quarter was $3.3 million, a 5% increase from the $3.2 million reported in the third quarter 2002. EBITDAX is a common calculation used in the oil and gas industry. Refer to the table below for reconciliation of EBITDAX to net income and the company's 2002 annual report for previous year's comparisons and a definition. Higher commodity prices combined with significant reductions in depreciation expense, exploration expense and interest expense were primarily responsible for the improvement in net income. Income from continuing operations of $576,518 compared to a loss from continuing operations of $103,864 in the third quarter of 2002.

        Equity posted net income of $1.6 million or thirteen cents per share for the first nine months of 2003. This compares to net income of $903,937, or seven cents per share for the same period in 2002. The improved results were primarily driven by higher commodity prices. The 2003 net income includes two non-recurring items: income from and gain on the sale of certain Canadian assets totaling $745,209 net of income taxes, and a non-cash loss of $1.1 million, net of income tax benefit, from the adoption of FAS 143 Accounting for Asset Retirement Obligations. In 2002 net income included income from the sold properties net of taxes of $306,005.

        Equity reported income from continuing operations for the first nine months of 2003 of $1.9 million, or 16 cents per diluted share. This compares to the same period in 2002 income from continuing operations of $597,932, or five cents per diluted common share. Total revenues for the first nine months of 2003 were $20.3 million compared to total revenues of $16.6 million for the same period last year. The first nine months revenues were reduced $2.7 million for amounts paid under Equity's hedging agreements.

        Equity's EBITDAX for the first nine months was $9.9 million, an increase of 21% over 2002 comparable EBITDAX of $8.2 million.

        The amount owing on Equity's revolving credit facility on September 30, 2003 was $29 million, down 16% from 2002's year end balance of $34.5 million. The company's current interest rate for its revolving credit facility averages 3.39%. Equity's interest coverage ratio, (the number of times net cash from operations covers interest expense) is 9.9 times. Using EBITDAX, the ratio is 11.9 times.

Production and Operations

        For the first nine months of 2003, oil production of 427,000 barrels was down from 456,000 barrels in 2002. The 2002 production included approximately 18,000 barrels of oil from Canadian properties that were sold in February 2003. Natural gas production for the first nine months of 2003 was 2.5 billion cubic feet (Bcf) compared to 3.0 Bcf in 2002.

        Oil production for the third quarter of 2003 was 139,000 barrels as compared to 156,000 barrels for the third quarter 2002. The 2002 production included approximately 6,000 barrels of oil from Canadian properties that were sold in February 2003. This production decline is attributable to a normal decline on the Company's properties as they mature. Natural gas production in the third quarter 2003 was 779 million cubic feet (MMcf), versus 1,200 MMcf in the third quarter of 2002. Gas production from the Sacramento Basin properties has declined since the properties were acquired in 2002. This reflects a combination of normal production declines coupled with the company's decision to limit production from certain wells in order to extend their economic life and maximize ultimate recovery.

        During the third quarter 2003 the company conducted two recompletions on wells in the Todhunters Lake Field in Yolo County, California, for a total of six recompletions in the field this year. The recompletions were all successful and collectively added incremental production of 1.6 MMcf per day.

        During the third quarter the company and its partners reported that the FH Petroleum #1-3BR was drilled and completed as a vertical Nisku Formation discovery well in Golden Valley County, North Dakota. This well has been producing at the rate of 120 barrels per day (gross). In September, 2003 the FH Petroleum #11-10 Shieffer began drilling in the section just south of the #1-3BR as a horizontal test of the same productive formation. As of September 30, 2003, the #11-10 was drilling in the vertical section of the well. Subsequent to the end of the quarter the well reached its horizontal total depth and is being completed as an oil discovery. Both the #1-3BR and the #11-10 Shieffer were drilled to test geologic concepts on the company's Roosevelt Creek Area proprietary 3-D project in the Williston Basin of North Dakota. Equity has a 25% working interest in both of these wells.

        The company is continuing its polymer injection water shut-off treatment program in the Big Horn Basin of Wyoming. The company treated two wells in the Torchlight Field in the third quarter 2003 which will be tested in the fourth quarter. The three wells that were treated in the second quarter have added incremental production of 63 barrels of oil per day.

        The company received an average price of $26.42 per barrel for crude oil and $3.86 per Mcf for natural gas during the quarter. The prices received are net of payments made under hedging agreements. Currently, the company has no hedges in place for its oil production. Equity has two hedges in place for its natural gas, both of which are costless collars. One contract expires in April 2004 for 5,000 MMBtu per day with a floor of $3.00 per MMBtu and a ceiling of $4.43 per MMBtu; the second contract for 1,000 MMBtu per day with a floor of $3.50 and a ceiling of $4.915 per MMBtu expires on December 31, 2003. All production is sold at spot prices, plus or minus certain differentials for commodity quality and transportation costs.

Other Matters

        As previously announced, Equity has retained Petrie Parkman & Co. to assist the Company in evaluating strategic alternatives, including a potential merger or sale of the Company. There can be no assurance that a transaction will be entered into or completed as a result of this process.

About Equity Oil Company

        According to Oil & Gas Journal, Equity Oil Company is the 91st largest independent oil and gas exploration and production company. The company's operations are focused in hydrocarbon-rich basins in California, Colorado, North Dakota and Wyoming. Predominately an oil producer prior to 2002, natural gas reserves grew by 121% in 2002 and natural gas production increased by 181%. Equity's headquarters are in Salt Lake City, Utah with technical and operating offices in Denver, Colorado and Cody, Wyoming. The company's stock trades as EQTY on the NASDAQ National Markets System.

Forward Looking Statement

        Certain of the statements set forth in this release regarding estimated or anticipated 2003 results, drilling and operating plans and estimated or anticipated production volumes are forward-looking and based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services and the availability of capital resources, labor conditions and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2002. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

        Operational and Financial Tables follow

Equity Oil Company
(and Consolidated Subsidiaries)

PRODUCTION, PRICE DATA AND UNIT ANALYSIS

	Quarter Ended Sept 30, 2003		Nine Months ending Sept 30, 2003
	2003	2002	2003	2002
Oil (MBbL)	139	156	427	456
Gas (MMcf)	779	1,200	2,541	3,000

Total production (MBOE)	268.8	356	850.5	956

Average oil price/BBL*	$26.42	$24.53	$25.24	$21.41
Average gas price/Mcf*	$3.86	$1.99	$3.61	$2.22
Average price/BOE*	$24.94	$18.18	$23.63	$17.16
Unit Margin Analysis, per BOE
Total revenues	$24.99	$17.78	$23.88	$17.34
Lease operating costs	(7.98)	(5.87)	(7.69)	(5.91)
G&A	(2.99)	(1.70)	(2.93)	(1.83)

Gross Profit	14.02	10.21	13.26	9.60
Interest expense	(.94)	(1.22)	(.99)	(.84)

Cash flow	$13.08	$8.99	$12.27	$8.76

DD&A	$6.88	$5.90	$6.67	$5.64

*
Includes the effects of hedging

INCOME STATEMENT DATA

	Quarter Ended Sept. 30,		Nine Months Ended Sept 30,
	2003	2002	2003	2002
	(In thousands, except per share data)
Revenues
Oil and gas sales	$6,704	$6,036	$20,101	$16,414
Other income	15	70	213	169

Total revenues	6,719	6,106	20,314	16,583

Expenses
Leasehold operating costs	2,147	2,016	6,541	5,654
Depreciation, depletion & amortization	1,850	2,100	5,675	5,400
3-D seismic	6	—	18	15
Exploration	246	783	400	908
General and administrative	806	605	2,489	1,745
Production and exploration overhead	423	314	1,300	966
Accretion expense	68	—	204	—
Interest	253	433	842	804

Total expenses	5,799	6,251	17,469	15,492

Income from continuing operations before income taxes	920	(145)	2,845	1,091
Provision for income taxes	343	(41)	973	493

Income from continuing operations	577	(104)	1,872	598
Discontinued operations, net of income taxes
Income from operations of properties sold	—	105	90	306
Gain on sale of properties	—	—	655	—

Income before effect of accounting change	577	1	2,617	904
Cumulative effect of accounting change	—	—	(1,061)	—

Net income	$577	$1	$1,556	$904

SHARE INFORMATION
Basic net income per common share	$.05	$.00	$.13	$.07

Basic weighted average shares outstanding	12,015	12,046	12,014	12,396
Diluted weighted average shares outstanding	12,403	12,380	12,311	12,554
Diluted net income per share	$.05	$.00	$.13	$.07

CONDENSED CONSOLIDATED BALANCE SHEETS

	Sept 30, 2003	Dec. 31, 2002
	(In thousands)
Assets
Current assets	$7,796	$7,043
Property and equipment, net	67,429	69,026
Other assets	553	731

Total assets	$75,778	$76,800

Liabilities and Stockholders' Equity
Current liabilities	$2,897	$4,319
Long-term debt	29,000	34,500
Deferred income taxes	5,009	4,398
Other liabilities	3,351	333
Stockholders' equity	35,521	33,250

Total liabilities and stockholders' equity	$75,778	$76,800

Long-term debt to total assets	38%	45%

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Quarter Ended Sept 30		Nine Months Ended Sept 30
	2003	2002	2003	2002
	(In thousands)
Net income	$577	$1	$1,556	$904
Depreciation, depletion and amortization	1,850	2,100	5,675	5,400
Accretion expense	68	—	204	—
Cumulative change in accounting method	—	—	1,062	—
Equity loss in Symskaya Exploration, Inc.	48	85	48	159
(Gain) loss on sale of oil and gas properties	—	1	(1,264)	4
Change in other assets	61	—	178	79
Deferred income tax expense	343	—	828	514
Changes in working capital	535	167	26	(2,179)

Net cash provided by operating activities	3,482	2,354	8,313	4,881
Net cash provided by (used in) investing activities	(1,333)	(937)	(1,399)	(34,314)
Net cash used in financing activities	24	(1,168)	(5,476)	29,044

Net increase (decrease) in cash	2,173	249	1,438	(389)
Cash at beginning of period	613	323	1,348	961

Cash at end of period	$2,786	$572	$2,786	$572

QUANTITATIVE ANALYSIS OF EBITDAX (1)

	Quarter Ended Sept 30,		Nine Months Ended Sept 30,
	2003	2002	2003	2002
Net Income	$577	$1	$1,556	$904
Cumulative effect of accounting change	0	0	1,061	0
Discontinued operations, net of income taxes	0	(105)	(745)	(306)
Provision for income taxes	343	(41)	973	493

Income from continuing operations before tax	920	(145)	2,845	1,091
Accretion expense	68	—	204	—
Interest expense	253	433	842	804
Depreciation, depletion and amortization	1,850	2,100	5,675	5,400
3-D seismic	6	—	18	15
Exploration expenses	246	783	400	908

EBITDAX, from income statement	$3,343	$3,171	$9,984	$8,218

EBITDAX, per diluted common share from income statement	$0.27	$0.26	$0.81	$0.65

(1)
EBITDAX—Defined as net income from continuing operations before income taxes, interest expense, accretive interest, DD&A, impairments, non-cash losses, leasehold abandonments, 3-D seismic, and exploration expense. Equity includes information concerning EBITDAX because it is used by certain investors as a measure of the ability of a company to service or incur indebtedness and because it is a financial measure commonly used in the energy industry. EBITDAX should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of the company's profitability or liquidity. EBITDAX as defined above may not be comparable to similarly titled measures of other companies.

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EQUITY OIL REPORTS THIRD QUARTER AND NINE MONTHS RESULTS